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                                                                   EXHIBIT 10.24

                              EMPLOYMENT AGREEMENT


               THIS AGREEMENT is made as of this 1st day of June, 1999 (the "Effective Date"), between LASON SYSTEMS, INC, a Delaware corporation, the address of which is 1305 Stephenson Highway, Troy, Michigan, 48084 ("Corporation"), and Gary L. Monroe, whose address is 4808 Deer Park Court, Rochester Hills, Michigan 48306 ("Employee").

                                R E C I T A L S:

               Corporation is engaged in the business of providing a wide range of document management, records management and business communication services. Employee is currently serving as Chairman of the Board and Chief Executive Officer of Corporation, its parent, Lason, Inc., a Delaware corporation and of its various affiliates.

               Corporation and Employee are mutually desirous of extending Employee's tenure for a 2 year period effective June 1, 1999.

               The parties are desirous of entering into a contract of employment on the terms and conditions set forth below.

               THEREFORE, the parties agree as follows:

               1. ENGAGEMENT OF EMPLOYEE. Corporation hereby employs Employee for the term of this Agreement as set forth in Paragraph 4 and, during the term of this Agreement, Employee agrees to provide the following services to Corporation on the terms contained in this Agreement: Employee shall hold the title of Chairman of the Board and Chief Executive Officer and shall be responsible for providing the services customarily required of a Chief Executive Officer including, but not limited to, direction of both Corporation's day-to-day operations and its sales and marketing activities. Employee shall devote his full time and attention to discharging the duties of his position and shall report to Corporation's Board of Directors. For the purposes hereof, all references to the term "Corporation" are understood to encompass Lason, Inc., a Delaware corporation and its various affiliates; provided that it is understood and agreed that Employee will be on the payroll of Lason Systems, Inc.

               2. BASE COMPENSATION.

                  A. BASE SALARY. During the period of June 1, 1999 to May 31,
                     2000, Corporation shall pay to Employee a base salary of

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                     Two Hundred Fifty Thousand ($250,000) Dollars. During the
                     period of June 1, 2000 to May 31, 2001, Corporation shall pay to Employee a base salary of Two Hundred Seventy Five Thousand ($275,000.00) Dollars. Such base salary shall be paid in equal bi-weekly installments (less appropriate and necessary withholdings for employment taxes), commencing on Corporation's next regular pay day and continuing on the same day of every other week thereafter during the term of this Agreement.

                  B. BONUS. Predicated on Corporation's performance, Employee shall be entitled to an annual bonus of a minimum of 50% of the base salary set forth in Section 2(A) above. The amount of the bonus shall be determined by Corporation's Board of Directors.

                  C. BENEFITS. Employee shall have the right to receive or
                     participate in any fringe benefits, including, but not limited to, personal days, group term life insurance programs, disability insurance programs, medical expense reimbursement plans, flexible benefit plans, so-called qualified "pension or profit sharing plans," and other reasonable and customary fringe benefits which may from time-to-time be made available by Corporation's Board of Directors (and further subject to any applicable eligibility requirements of each such program). Further, employee shall be entitled to an automobile allowance and other similar benefits as determined by corporation's board of directors.

               3. STOCK OPTIONS. In addition to various stock options previously granted to Employee, he shall be eligible to participate in Corporation's various stock option plans as same may be in place from time to time, as determined by Corporation's Board of Directors.

               4. TERM AND SEVERANCE. The term of this Agreement shall be for two (2) years from and after the Effective Date.

               In the event that Employee is terminated during the term of this Agreement with or without cause or in the event that he resigns because of a material change in the scope of his duties or because of a change in control of Corporation then, and in that event, Employee shall be entitled to receive severance pay in an amount equal to his base salary plus his actual bonus for the preceding

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year or an imputed bonus of 50% of base salary if he is discharged or suffers a material change in duty prior to a bonus being established for the prior year. Such severance pay shall be paid for the unexpired term of this Agreement or 12 months, whichever is greater.

               Additionally, in the event that Employee is terminated during the term of this Agreement, with or without cause, or in the event that he resigns because of a material change in his duties or because of a change in control of Corporation, in addition to the severance pay arrangement described above, he shall not be obligated to immediately re-pay any and all amounts advanced to him prior to the date of termination under that certain Secured Promissory Note (the "Note") dated June 5, 1998 and delivered by him to Lason, Inc. Rather, he shall be entitled to enjoy the benefit of the full 10 year term of the Note which he would have been entitled to had he remained in Corporation's employ through June 5, 2002.

               Wherever used in this Agreement, the term "change in control" shall have the meaning ascribed to it in Section 1.7 of Corporation's 1998 Equity Participation Plan (the "Plan"), which Plan is hereby incorporated herein by reference for this purpose.

               5. NON-COMPETITION/CONFIDENTIALITY. In consideration of the compensation described in this Agreement, Employee agrees that while he is employed by Corporation and should he elect to voluntarily leave Corporation's employ prior to the expiration of the term of this Agreement (except in the event of a material change in his duties or because of a change in control of Corporation) then, and in that event, for the unexpired term of this Agreement, (the "Non-Compete Period"), Employee shall not, either directly or indirectly (and whether or not for compensation), work for, be employed by, own, participate or engage in, or have any interest in, any person, firm, entity, partnership, limited partnership, limited liability company, corporation or business (whether as an employee, owner, partner, member, shareholder, officer, director, agent, creditor, consultant or in any capacity which calls for the rendering of personal services, advice, acts of management, operation or control) that engages in activities in any of the counties in which Corporation transacts business which are substantially the same as or competitive with the activities engaged in by Corporation including but not limited to the following: document management, records management and business communications, so long as Corporation (or any successor) shall, directly or indirectly, be engaged in such activity in such county. The foregoing shall not, however, be deemed to prevent Employee from investing in any corporation the shares of which are traded on a securities exchange or in the over-the-counter market.

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               Employee further agrees that he shall not, directly or
indirectly, at any time during the Non-Compete Period: (i) divert or attempt to divert from Corporation any business of any kind in which Corporation is engaged; (ii) take any action that causes the termination of a business relationship between Corporation and any customer or supplier of Corporation; or
(iii) induce or attempt to induce any person who is an employee of Corporation to leave the employ of Corporation.

               During the term of this Agreement and the Non-Compete Period, Employee shall keep secret and inviolate and shall not divulge, communicate, use to the detriment of Corporation or for the benefit of any other person or persons or misuse in any way any knowledge or information of a confidential nature, including, without limitation, all trade secrets, information, computer programs, technical data, customer lists and unpublished matters relating to the business, assets, accounts, books, records, customers and contracts of Corporation which he may or hereafter come to know as a result of his association with and which is unique to Corporation ("Confidential Information"). Information shall not be considered Confidential Information if:
(i) the information is known by or subsequently becomes generally available to the public through no fault or breach on the part of Employee; (ii) the information is independently developed by Employee without the use of any Confidential Information; or (iii) the Employee rightfully obtains the information after the term of this Agreement from a third party that has the right to disclose it. Employee may disclose Confidential Information if required by any judicial or governmental request, requirement or order; provided that Employee will take reasonable steps to give Corporation sufficient prior notice in order to contest such request, requirement or order.

               Employee has had knowledge of the affairs, trade secrets, customers, potential customers and other proprietary information of Corporation, and Employee acknowledges and agrees that compliance with the covenants set forth in this Paragraph 5 is necessary for the protection of the business, goodwill and other proprietary interests of Corporation and that any violation of this Agreement will cause severe and irreparable injury to the business, goodwill and proprietary interests of Corporation, which injury is not compensable by money damages. Accordingly, in the event of a breach (or threatened or attempted breach) of this Paragraph 5, Corporation and any successor shall, in addition to any other rights and remedies, be entitled to immediate appropriate injunctive relief or a decree of specific performance, without the necessity of showing any irreparable injury or special damages.

               If, in any judicial proceeding, a court shall refuse to enforce any of the covenants included herein, then said unenforceable covenant(s) shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. It is the intent

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and agreement of Corporation and Employee that these covenants be given the maximum force, effect and application permissible under law.

               The provisions of this Paragraph 5 shall survive the termination of this Agreement.

               6. MISCELLANEOUS. Employee shall not assign his rights and obligations hereunder. Corporation may assign its rights and obligations hereunder with the consent of Employee which consent shall not be unreasonably withheld. Subject to the foregoing, all of the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, administrators, legal representatives and assigns, as the case may be, of the parties hereto.

               7. PARTIAL INVALIDITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable in any manner, the remaining provisions of this Agreement shall nonetheless continue in full force and effect without being impaired or invalidated in any way. In addition, if any provision of this Agreement may be modified by a court of competent jurisdiction such that it may be enforced, then that provision shall be so modified and as modified shall be fully enforced.

               8. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes all prior and contemporaneous agreements, understandings and negotiations, and any and all employment agreement(s) between Corporation and Employee dated prior to the date hereof (including, but not limited to, that certain letter agreement dated July 29, 1998); and no evidence of prior or contemporaneous agreements, understandings and negotiations shall govern or be used to construe or modify this Agreement. Except as provided in this Agreement, no modification or alteration hereof shall be deemed effective unless in writing and signed by the parties hereto. Neither this Agreement nor any of its provisions may be changed, waived, or discharged orally, but only by an instrument duly signed by the party against which enforcement of the change, waiver, or discharge is sought.

               9. NOTICES. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the addresses set forth above or at such other address as either party may designate from time to time by appropriate notice to the other.

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               10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

               11. HEADINGS. The headings in this Agreement are for reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

               12. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

               THIS AGREEMENT was executed as of date and year first set forth above.

                                  "CORPORATION"

                                  LASON SYSTEMS, INC., a Delaware
                                  corporation





                                  By: /s/ Robert A. Yanover
                                     -------------------------------------------
                                      Robert A. Yanover


                                  Its:Member of Compensation Committee




                                  "EMPLOYEE"





                                   /s/ Gary L. Monroe
                                  -------------------------------------------
                                  GARY L. MONROE

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